POWER OF ATTORNEY
AUTHORIZATION

I hereby authorize Joseph W. Turgeon, Kurt A. Gustafson and Keith McGahan,
acting singly, to sign and file on my behalf any and all forms required by the Securities and Exchange Commission pursuant to Section 16 of the
Securities Exchange Act of 1934 (the "Exchange Act") relating to the reporting of beneficial ownership of equity securities of Spectrum Pharmaceuticals, Inc., a Delaware corporation (the "Company"), and of changes in such beneficial ownership,
together with any and all amendments thereto.  This authorization shall be effective
on and after the date set forth below and shall continue in effect until I am no longer required to file such forms, unless earlier revoked by me in writing.

I acknowledge that the persons authorized hereunder are not assuming, nor is the Company assuming, any of my responsibilities to comply with Section 16 of the Exchange Act.

Dated as of this 13th day of November, 2018.

/s/ Jeffrey L. Vacirca, M.D.
Jeffrey L. Vacirca, M.D.